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                                                                   Exhibit 10.12











                           ART TECHNOLOGY GROUP, INC.


                   SERIES C PREFERRED STOCK PURCHASE AGREEMENT






                                DECEMBER 8, 1997





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                                TABLE OF CONTENTS


                                                                                                       PAGE


1.       Authorization and Sale of Shares                                                                 1

2.       The Closings                                                                                     1

3.       Representations of the Company                                                                   2

4.       Representations of the Purchasers                                                                6

5.       Conditions to the Obligations of the Purchasers                                                  7

6.       Conditions to the Obligations of the Company                                                     8

7.       Covenants                                                                                        9

8.       Transfer of Shares                                                                               10

9.       Miscellaneous                                                                                    11


                             SCHEDULES AND EXHIBITS


Schedule 1        Purchasers

Exhibit A         Terms of Series C Preferred Stock

Exhibit B         Disclosure Schedule

Exhibit C         Form of Amended and Restated Registration Rights Agreement

                   SERIES C PREFERRED STOCK PURCHASE AGREEMENT


         This Series C Preferred Stock Purchase Agreement (the "Agreement") is entered into as of December 8, 1997 by and among Art Technology Group, Inc., a Delaware corporation (the "Company") and the persons and/or entities listed on
SCHEDULE 1 hereto (each individually a "Purchaser" and collectively, the "Purchasers").

         In consideration of the mutual promises and covenants contained in this Agreement, the parties hereto agree as follows:

1        AUTHORIZATION AND SALE OF SHARES.

1.1 AUTHORIZATION. The Company has, or before the applicable Closing (as defined in Section 2) will have, duly authorized the sale and issuance, pursuant to the terms of this Agreement, of up to 1,000,000 shares (the "Shares") of its Series C Convertible Preferred Stock, $.01 par value per share (the "Series C Preferred"), having the rights, restrictions, privileges and preferences set forth in EXHIBIT A hereto.

1.2      SALE OF SHARES AT CLOSINGS.

         (a) Subject to the terms and conditions of this Agreement, at the First Closing (as defined below) the Company will sell and issue to each of the Purchasers purchasing Shares thereat, and each of such Purchasers will purchase, the number of shares of Series C Preferred set forth opposite such Purchaser's name on
                  SCHEDULE 1, for the purchase price of $1.62 per share.

         (b) Subject to the terms and Conditions of this Agreement, at the Additional Closings (as defined below) the Company will sell and issue to each of the Purchasers who executes a counterpart of this Agreement after the First Closing Date the number of shares of Series C Preferred set forth opposite such Purchaser's name on the revised SCHEDULE 1 prepared by the Company prior to the date of such Additional Closing, for the purchase price of $1.62 per share.

2        THE CLOSINGS.

2.1 GENERALLY. At each Closing (as defined below), the Company shall deliver to the applicable Purchaser(s) a certificate for the number of Shares being purchased by such Purchaser, registered in the name of such Purchaser, against payment to the Company of the purchase price therefor, by wire transfer, check, or other method acceptable to the Company. If immediately prior to a Closing any of the conditions specified in Section 5 shall not have been fulfilled, each Purchaser purchasing Shares at such Closing shall, at his or its election, be relieved of his or its obligation to purchase such Shares under this

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         Agreement without thereby waiving any other rights he or it may have by reason of such failure or such nonfulfillment.

2.2 FIRST CLOSING. The first closing of the purchase and sale of Shares will take place at the offices of Hale and Dorr LLP, at 60 State Street, Boston, Massachusetts, on December 8, 1997 or at such time and place as the Company and the Purchasers purchasing at least a majority of the Shares at such closing may agree (such closing is referred to as the "First Closing," and the date of the First Closing is referred to as the "First Closing Date").

2.3 ADDITIONAL CLOSINGS. The Company may, at its election, from time to time during the 90 day period following the First Closing Date, consummate one or more additional closings (collectively the "Additional Closings" and each individually an "Additional Closing") of the purchase and sale pursuant to the terms of this Agreement of such of the Shares that were not sold at the First Closing and, as applicable, any prior Additional Closing, on such dates and to such purchasers as the Company may determine. No consent, waiver, signature, approval or the like from any Purchaser participating in the First Closing or, as applicable, any prior Additional Closing, will be required for any Additional Closing. Each purchaser of Shares at any Additional Closing pursuant to this Agreement shall, effective upon execution and delivery of a counterpart signature page hereto, become a party to, and be bound by, this Agreement and shall thereupon be deemed a "Purchaser" for all purposes of this Agreement. (The First Closing and any Additional Closing are each sometimes referred to as a "Closing," and the First Closing Date and the date of any Additional Closing are each sometimes referred to as a "Closing Date.").

2.4 AMENDMENT OF AGREEMENT. Upon each Additional Closing, this Agreement shall be amended to add to Schedule 1 hereto (i) the name and address of each Purchaser at such Additional Closing and (ii) the number of Shares purchased at such Additional Closing by each such Purchaser.

3        REPRESENTATIONS OF THE COMPANY.

         Subject to and except as disclosed by the Company in EXHIBIT B hereto (the "Disclosure Schedule"), the Company hereby represents and warrants to each of the Purchasers, as of the applicable Closing Date, as follows:

3.1 ORGANIZATION AND STANDING. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority to conduct its business as presently conducted and as proposed to be conducted by it and to enter into and perform this Agreement and to carry out the transactions contemplated by this Agreement. The Company is duly qualified to do business as a foreign corporation in every other jurisdiction in which the failure to so qualify would have a material adverse effect on the operations or financial condition of the Company.

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3.2      CAPITALIZATION. The authorized capital stock of the Company
         (immediately prior to the Closing) consists of 25,000,000 shares of common stock, $.01 par value per share (the "Common Stock"), of which 5,923,912 shares are issued and outstanding, and 10,000,000 shares of Preferred Stock, $.01 par value per share, 1,300,000 of which shares have been designated as Series A Convertible Preferred Stock (all of which are issued and outstanding), 851,064 of which shares have been designated as Series B Convertible Preferred Stock (425,532 of which are issued and outstanding) and 2,000,000 shares of Series C Preferred (953,703 of which are issued or outstanding). All of the issued and outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable. Except as set forth in the Disclosure Schedule or as contemplated by this Agreement, (i) no subscription, warrant, option, convertible security or other right (contingent or otherwise) to purchase or acquire any shares of capital stock of the Company is authorized or outstanding, (ii) the Company has no obligation (contingent or otherwise) to issue any subscription, warrant, option, convertible security or other such right or to issue or distribute to holders of any shares of its capital stock any evidences of indebtedness or assets of the Company, and (iii) the Company has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any shares of its capital stock or any interest therein or to pay any dividend or make any other distribution in respect thereof. All of the issued and outstanding shares of capital stock of the Company have been offered, issued and sold by the Company in compliance with applicable Federal and state securities laws.

3.3 SUBSIDIARIES, ETC. The Company has no subsidiaries and does not own or control, directly or indirectly, any shares of capital stock of any other corporation or any interest in any partnership, joint venture or other non-corporate business enterprise.

3.4 STOCKHOLDER LIST AND AGREEMENTS. Set forth in the Disclosure Schedule is a true and complete list of the stockholders of the Company, showing the number of shares of Common Stock or other securities of the Company held by each stockholder as of the date of this Agreement. Except as provided in, or contemplated by, this Agreement, or as set forth on the Disclosure Schedule, there are no agreements, written or oral, between the Company and any holder of its capital stock, or, to the best of the Company's knowledge, among any holders of its capital stock, relating to the acquisition (including without limitation rights of first refusal or pre-emptive rights), disposition, registration under the Securities Act of 1933, as amended (the "Securities Act"), or voting of the capital stock of the Company.

3.5 ISSUANCE OF SHARES. The issuance, sale and delivery of the Shares in accordance with this Agreement, and the issuance and delivery of the shares of Common Stock issuable upon conversion of the Shares, have been, or will be on or prior to the Closing, duly authorized by all necessary corporate action on the part of the Company, and all such shares have been duly reserved for issuance. The Shares when so issued, sold and delivered against payment therefor in accordance with the provisions of this Agreement, and the shares of

         Common Stock issuable upon conversion of the Shares, when issued upon such conversion or exercise, will be duly and validly issued, fully paid and non-assessable.

3.6 AUTHORITY FOR AGREEMENT. The execution, delivery and performance by the Company of this Agreement and the Registration Rights Agreement, and the consummation by the Company of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action. This Agreement and the Registration Rights Agreement have been duly executed and delivered by the Company and constitute valid and binding obligations of the Company enforceable in accordance with their respective terms. The execution of and performance of the transactions contemplated by this Agreement and the Registration Rights Agreement and compliance with their provisions by the Company will not violate any provision of law and will not conflict with or result in any breach of any of the terms, conditions or provisions of, or constitute a default under, or require a consent or waiver under, its Certificate of Incorporation or By-Laws (each as amended to date) or any indenture, lease, agreement or other instrument to which the Company is a party or by which it or any of its properties is bound, or any decree, judgment, order, statute, rule or regulation applicable to the Company.

3.7 GOVERNMENTAL CONSENTS. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any governmental authority is required on the part of the Company in connection with the execution and delivery of this Agreement or the Registration Rights Agreement, the offer, issuance, sale and delivery of the Shares, or the other transactions to be consummated at the applicable Closing, as contemplated by this Agreement, except such filings as shall have been made prior to and shall be effective on and as of the applicable Closing. Based on the representations made by each of the Purchasers in Section 4 of this Agreement, the offer and sale of the Shares to each of the Purchasers will be in compliance with applicable Federal and state securities laws.

3.8 LITIGATION. There is no action, suit or proceeding, or governmental inquiry or investigation, pending, or, to the best of the Company's knowledge, any basis therefor, against the Company, which questions the validity of this Agreement or the right of the Company to enter into it, or which might result, either individually or in the aggregate, in any material adverse change in the business or financial condition of the Company.

3.9 TAXES. Except as set forth in the Disclosure Schedule, the Company has filed all Federal, state, county, local and foreign tax returns which are required to be filed by it, such returns are true and correct and all taxes, if any, shown thereon to be due have been timely paid with exceptions not material to the Company.

3.10 PROPERTY AND ASSETS. Except as set forth in the Disclosure Schedule, the Company has good title to all of its material properties and assets, except those disposed of since the date thereof in the ordinary course of business, and none of such properties or assets is subject to any mortgage, pledge, lien, security interest, lease, charge or encumbrance.

3.11 INTELLECTUAL PROPERTY. Set forth on the Disclosure Schedule is a true and complete list of all patents, patent applications, trademarks, service marks, trademark and service mark applications owned by the Company (the "Intellectual Property Rights"). The Company owns, or has the right to use, all third party technology and intellectual property necessary for the conduct of the Company's business. The Company has taken all actions reasonably necessary to protect the Intellectual Property Rights. To the best of the Company's knowledge, the business conducted or proposed by the Company does not and will not cause the Company to infringe or violate any of the patents, trademarks, service marks, trade names, copyrights, licenses, trade secrets or other intellectual property rights of any other person or entity. No other person or entity (including without limitation any prior employer of any employee of the Company) has any right to or interest in any inventions, improvements, discoveries or other confidential information of the Company.

3.12 FINANCIAL STATEMENTS. The Company has furnished to each of the Purchasers its audited income statement and balance sheet as at December 31, 1996 and its unaudited balance sheet (the "Balance Sheet") as of September 30, 1997 (the "Balance Sheet Date") (collectively, the "Financial Statements"). The Financial Statements are complete and correct, are in accordance with the books and records of the Company and present fairly the financial condition and results of operations of the Company, as at the dates and for the periods indicated, and have been prepared in accordance with generally accepted accounting principles consistently applied, except that the Financial Statements have been prepared for the internal use of management and may not be in accordance with generally accepted accounting principles because of the absence of footnotes normally contained therein and are subject to normal year-end audit adjustments which in the aggregate will not be material.

3.13 ABSENCE OF CHANGES. Since the Balance Sheet Date, except as set forth in the Disclosure Schedule, there has been no material adverse change in the condition, financial or otherwise, net worth or results of operations of the Company, other than changes occurring in the ordinary course of business which changes have not, individually or in the aggregate, had a materially adverse effect on the business, prospects, properties or condition, financial or otherwise, of the Company.

3.14 COMPLIANCE. Except as set forth in the Disclosure Schedule, the Company has, in all material respects, complied with all laws, regulations and orders applicable to its business and has all material permits and licenses required thereby.

3.15 EMPLOYEES. Except as set forth in the Disclosure Schedule, the Company's relations with its employees are good. All employees of the Company whose employment responsibility requires access to confidential or proprietary information of the Company have executed and delivered nondisclosure and assignment of invention agreements, the form of which has been made available to the Purchaser for review.

3.16 ERISA. The Company does not have or otherwise contribute to or participate in any employee benefit plan subject to the Employee Retirement Income Security Act of 1974 other than a medical benefit plan with respect to which the Company has made all required contributions and has complied with all applicable laws.

4        REPRESENTATIONS OF THE PURCHASERS.

         Each Purchaser severally, but not jointly, represents and warrants to the Company as follows:

4.1 INVESTMENT. The Purchaser is acquiring the Shares, and the shares of Common Stock into which the Shares may be converted for its own account for investment and not with a view to, or for sale in connection with, any distribution thereof, nor with any present intention of distributing or selling the same; and the Purchaser has no present or contemplated agreement, undertaking, arrangement, obligation, indebtedness or commitment providing for the disposition thereof.

4.2 AUTHORITY. The Purchaser has full power and authority to enter into and to perform this Agreement and the Registration Rights Agreement in accordance with their terms. This Agreement and the Registration Rights Agreement have been duly executed and delivered by the Purchaser and constitute valid and binding obligations of the Purchaser enforceable in accordance with their respective terms. Any Purchaser that is a corporation, partnership or trust represents it has not been organized, reorganized or recapitalized specifically for the purpose of investing in the Company.

4.3 EXPERIENCE. The Purchaser has carefully reviewed the representations concerning the Company contained in this Agreement and has made detailed inquiry concerning the Company, its business and its personnel; the officers of the Company have made available to such Purchaser business and financial data concerning the Company any and all other written information which he or it has requested and have answered to such Purchaser's satisfaction all inquiries made by such Purchaser. Such Purchaser has sufficient knowledge and experience in investing in companies similar to the Company so as to be able to evaluate the risks and merits of its investment in the Company and is able financially to bear the risks thereof. Such Purchaser's overall commitment to investments which are not readily marketable is not disproportionate to the Purchaser's net worth and the Purchaser's investment in the Company will not cause such overall commitment to become excessive. The Purchaser has adequate net worth and means of providing for current needs and personal contingencies to sustain a complete loss of the Purchaser's investment in the Company, and the Purchaser has no need for liquidity in this investment.

4.4 SECURITIES LAWS. The Purchaser acknowledges that no federal or state agency has made any finding or determination as to the fairness of the terms of this offering. The Shares have not been recommended or endorsed by any federal or state securities commission or regulatory agency nor have any of the foregoing authorities confirmed the accuracy or determined the adequacy of the materials and information provided to the Purchaser by the Company.

4.5 RISK. The Purchaser understands that an investment in the Company involves significant risks, and the Purchaser has carefully reviewed and is aware of all of the risk factors related to the purchase of the Shares. Purchaser understands and has fully considered for purposes of this investment that: (1) the Company is an enterprise with limited financial and operating history; (2) the Shares and the Common Stock issuable upon conversion thereof represent an extremely speculative investment which involves a high degree of risk of loss; (3) there are substantial restrictions on the transferability of, and there is currently and may in the future be no public market for the Shares of Common Stock issuable upon conversion thereof, and, accordingly, it may not be possible for the Purchaser to liquidate its investment in the Shares and the Common Stock issuable upon conversion thereof; and (4) there have been no representations as to the possible future value, if any, of the Shares and the Common Stock issuable upon conversion thereof. In making this investment, the Purchaser has relied exclusively on the representations and warranties of the Company set forth in Section 3 of this Agreement and the Financial Statements. The Purchaser represents and warrants that it has not relied on any other information or material relating to the Company, including but not limited to the draft of private placement memorandum dated September 19, 1997, which the Company disclaims in its entirety.

4.6 ACCREDITED INVESTOR. The Purchaser is an "accredited investor" as defined in Rule 501(a) under the Securities Act of 1933, as amended.

4.7 CONSENTS. No consent, approval or authorization of or designation, declaration or filing with any governmental authority on the part of the Purchaser is required in connection with the valid execution and delivery of this Agreement or the Registration Rights Agreement.

5        CONDITIONS TO THE OBLIGATIONS OF THE PURCHASERS.

         The obligation of each Purchaser to purchase the Shares at the applicable Closing is subject to the fulfillment, or the waiver by the Purchaser, of each of the following conditions on or before the applicable Closing:

5.1 ACCURACY OF REPRESENTATIONS AND WARRANTIES. Each representation and warranty contained in Section 3 shall be true on and as of the applicable Closing Date with the same effect as though such representation and warranty had been made on and as of that date.

5.2 PERFORMANCE. The Company shall have performed and complied with all agreements and conditions contained in this Agreement required to be performed or complied with by the Company prior to or at the Closing.

5.3 REGISTRATION RIGHTS AGREEMENT. An Amended and Restated Registration Rights Agreement among the Purchasers and the Company, substantially in the form attached hereto as EXHIBIT C (the "Registration Rights Agreement") shall have been executed and delivered by the Company.

5.4      CERTIFICATES AND DOCUMENTS. The Company shall have delivered to the
         Purchaser:

         (a) A Certificate, as of a recent date, as to the corporate good standing of the Company issued by the Secretary of State of the State of Delaware;

         (b) A Certificate, as of a recent date, as to the qualification of the Company to do business in Massachusetts, issued by the Secretary of State of the Commonwealth of Massachusetts;

         (c) The Certificate of Incorporation of the Company, as amended and in effect as of the Closing Date, certified by its Secretary or Assistant Secretary as of the Closing Date;

         (d) By-laws of the Company, certified by its Secretary or Assistant Secretary as of the Closing Date; and

         (e) Resolutions of the Board of Directors of the Company authorizing and approving all matters in connection with this Agreement and the transactions contemplated hereby, certified by its Secretary or Assistant Secretary as of the Closing Date.

5.5 COMPLIANCE CERTIFICATE. The Company shall have delivered to the Purchaser a certificate, executed by the President of the Company, dated as of the applicable Closing Date, certifying to the fulfillment of the conditions specified in Sections 5.1 and 5.2 of this Agreement.

5.6 OTHER MATTERS. All corporate and other proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be reasonably satisfactory in substance and form to the Purchaser and its counsel, and the Purchaser and its counsel shall have received all such counterpart originals or certified or other copies of such documents as they may reasonably request.

6        CONDITIONS TO THE OBLIGATIONS OF THE COMPANY.

         The obligations of the Company to issue and sell the Shares to a Purchaser under Section 1 of this Agreement are subject to fulfillment, or the waiver, of the following conditions on or before the Closing:

6.1 ACCURACY OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Purchaser contained in Section 4 shall be true on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of that date.

7        COVENANTS

7.1      FINANCIAL STATEMENTS AND OTHER INFORMATION.

         The Company shall deliver to each Purchaser:

         (a) within 90 days after the end of each fiscal year of the Company, an audited balance sheet of the Company as at the end of such year and audited statements of income and of cash flows of the Company for such year, certified by reputable certified public accountants selected by the Company, and prepared in accordance with generally accepted accounting principles;

         (b) within 45 days after the end of each fiscal quarter of the Company, an unaudited balance sheet of the Company as at the end of such quarter, and unaudited statements of income and of cash flows of the Company for such fiscal quarter and for the current fiscal year to the end of such fiscal quarter; and

         (c) no later than 30 days prior to the beginning of each fiscal year of the Company, an annual business plan and annual operating budget of the Company.

7.2 RESERVATION OF COMMON STOCK. The Company shall reserve and maintain a sufficient number of shares of Common Stock for issuance upon conversion of all of the outstanding Shares.

7.3 ADDITIONAL PURCHASES. No Purchaser shall, without the prior written consent of the Company, purchase, receive or otherwise acquire any securities of the Company except pursuant to the conversion of Shares.

7.4 TERMINATION OF COVENANTS. The covenants of the Company and the Purchasers contained in Sections 7.1 through 7.3 shall terminate and be of no further force or effect on the earlier to occur of (a) the closing of a registration statement filed by the Company under the Securities Act covering the Company's first public offering of Common Stock or (b) the date on which the Purchasers and any transferees to which they have transferred Shares in accordance with the provisions of this Agreement collectively hold less than ten percent (10%) of the Shares purchased by the Purchasers hereunder.

8        TRANSFER OF SHARES.

8.1 RESTRICTED SHARES. "Restricted Shares" means (i) the Shares, (ii) the shares of Common Stock issued or issuable upon conversion of the Shares, (iii) any shares of capital stock of the Company acquired by the Purchaser pursuant to the Stockholders Agreement, and (iv) any other shares of capital stock of the Company issued in respect of such shares (as a result of stock splits, stock dividends, reclassifications, recapitalizations or similar events); PROVIDED, HOWEVER, that shares of Common Stock which are Restricted Shares shall cease to be Restricted Shares (i) upon any sale pursuant to a registration under the Securities Act, under Section 4(1) of the Securities Act or Rule 144 under the Securities Act or (ii) at such time as they become eligible for sale under Rule 144(k) under the Securities Act.

8.2      REQUIREMENTS FOR TRANSFER.

         (a) Restricted Shares shall not be sold or transferred unless either (i) they first shall have been registered under the Securities Act, or (ii) the Company first shall have been furnished with an opinion of legal counsel, reasonably satisfactory to the Company, to the effect that such sale or transfer is exempt from the registration requirements of the Securities Act.

         (b) Notwithstanding the foregoing, no registration or opinion of counsel shall be required for a distribution by a Purchaser which is a partnership to a partner of such partnership or a retired partner of such partnership who retires after the date hereof, or to the estate of any such partner or retired partner, pro rata in accordance with such partner's interest in the partnership.

8.3 TRANSFEREES. Any permitted transferee to whom Shares are transferred by a Purchaser shall, as a condition to such transfer, deliver to the Company a written instrument by which such transferee agrees to be bound by the obligations imposed upon the Purchaser under this Agreement to the same extent as if such transferee were a party hereto and, to the extent that such transferee will receive confidential information from the Company and to the extent that such transferee is not at such time a party to a confidentiality agreement with the Company, shall execute and deliver to the Company a confidentiality agreement in form and substance acceptable to the Company. A permitted transferee to whom rights are transferred pursuant to this Section 8 may not again transfer such rights to any other person or entity.

8.4 LEGEND. Each certificate representing Restricted Shares shall bear a legend substantially in the following form:

         "The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended, and may not be offered, sold or otherwise transferred, pledged or hypothecated unless and until such shares are registered under such Act or an opinion of counsel satisfactory to the Company is obtained to the effect that such registration is not required."

         The foregoing legend shall be removed from the certificates representing any Restricted Shares, at the request of the holder thereof, at such time as they become eligible for resale pursuant to Rule 144(k) under the Securities Act.

8.5 RULE 144A INFORMATION. The Company shall, at all times during which it is neither subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), nor exempt from reporting pursuant to Rule 12g3-2(b) under the Exchange Act, upon the written request of a Purchaser, provide in writing to the Purchaser and to any prospective transferee of any Restricted Shares the information concerning the Company described in Rule 144A(d)(4) under the Securities Act ("Rule 144A Information"). The Company also shall, upon the written request of a Purchaser, cooperate with and assist the Purchaser or any member of the National Association of Securities Dealers, Inc. PORTAL system in applying to designate and thereafter maintain the eligibility of the Restricted Shares for trading through PORTAL. The Company's obligations under this Section
         8.5 shall at all times be contingent upon receipt from the prospective transferee of Restricted Shares of a written agreement to take all reasonable precautions to safeguard the Rule 144A Information from disclosure to anyone other than persons who will assist such transferee in evaluating the purchase of any Restricted Shares.

9        MISCELLANEOUS.

9.1 SUCCESSORS AND ASSIGNS. Except as provided in Section 8 hereof, the rights granted pursuant to this Agreement may not be transferred or assigned, and any transfer in violation of the provisions of this
         Section 9.1 shall be null and void and of no force or effect. Subject to the foregoing, the provisions of this Agreement shall be binding upon, and inure to the benefit of, the respective successors, assigns, heirs, executors and administrators of the parties hereto.

9.2 CONFIDENTIALITY. Each Purchaser agrees that it will keep confidential and will not disclose or divulge any confidential, proprietary or secret information which it may obtain from the Company pursuant to financial statements, reports and other materials provided by the Company to the Purchaser pursuant to this Agreement, unless such information is known, or until such information becomes known, to the public; PROVIDED, HOWEVER, that the Purchaser may disclose such information (i) to its attorneys, accountants, consultants and other professionals to the extent necessary to obtain their services in connection with its investment in the Company, (ii) to any prospective purchaser of any Shares from the Purchaser as long as such prospective purchaser agrees in writing to be bound by the provisions of this Section or (iii) to any affiliate of the Purchaser or to a partner, shareholder or subsidiary of the Purchaser.

9.3 NOTICES. All notices, requests, consents and other communications under this Agreement shall be in writing and shall be delivered by hand, telecopy or overnight courier (by a nationally recognized carrier) or mailed by first class certified or registered mail, return receipt requested, postage prepaid:

         If to the Company:   Art Technology Group, Inc.
                              101 Huntington Avenue
                              22nd Floor
                              Boston, Massachusetts  02199
                              Attention: President

         with a copy to       Hale and Dorr LLP
                              60 State Street
                              Boston, Massachusetts 02109
                              Attention: David A. Westenberg, Esq.

         If to a Purchaser:   to the address set forth on SCHEDULE 1

         or at such other address or addresses as may have been furnished by the parties in accordance with this Section 9.3. Notices provided in accordance with this Section 9.3 shall be deemed delivered upon personal delivery, upon receipt of a telecopy confirmation, one day after deposit with an overnight delivery service or three business days after deposit in the mail.

9.4 BROKERS. The Company and each Purchaser (i) represent and warrant to the other parties hereto that it has retained no finder or broker in connection with the transactions contemplated by this Agreement, and
         (ii) will indemnify and save the other parties harmless from and against any and all claims, liabilities or obligations with respect to brokerage or finders' fees or commissions, or consulting fees in connection with the transactions contemplated by this Agreement asserted by any person on the basis of any statement or representation alleged to have been made by such indemnifying party.

9.5 ENTIRE AGREEMENT. This Agreement (including the Schedule and Exhibits hereto) embodies the entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter, including, but not limited to, that letter dated November 5, 1997 from Thomas N. Matlack to the Company.

9.6 AMENDMENTS AND WAIVERS. Except as otherwise expressly set forth in this Agreement, any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), with the written consent of the Company and the Purchasers holding a majority of the Shares. Any amendment or waiver effected in accordance with this Section 9.6 shall be binding upon each Purchaser and each holder of any Shares, (including shares of Common Stock into which such Shares have been converted), each future holder of all such securities and the Company. No waivers of or exceptions to any term, condition or provision of this Agreement, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, condition or provision.

9.7 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall be one and the same document.

9.8 SECTION HEADINGS. The section headings are for the convenience of the parties and in no way alter, modify, amend, limit or restrict the contractual obligations of the parties.

9.9 SEVERABILITY. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

9.10 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, excluding its choice of law rules.

9.11 PUBLICITY. All publicity and press releases relating to the transactions contemplated by this Agreement shall be coordinated and approved by the Company, on the one hand, and the Purchasers (by action of the holders of a majority of the Shares) on the other hand.

                     [REMAINDER OF PAGE INTENTIONALLY BLANK]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.


COMPANY:

ART TECHNOLOGY GROUP, INC.


By: /S/ MAHENDRAJEET SINGH
    -----------------------------
    Mahendrajeet Singh, President


PURCHASERS:

HASANAIN PANJU                                       JANE THOMPSON


/S/ HASANAIN PANJU                                    /S/ JANE THOMPSON
----------------------                                -------------------------

MICHAEL MARGOLIS                                      PRATAP TALWAR


/S/ MICHAEL MARGOLIS                                  /S/ PRATAP TALWAR
----------------------                                -------------------------


WYNDCREST ATG HOLDINGS, LTD.


By: /S/ JOHN C. TEXTOR
   ----------------------
Name:
Title:




         [SIGNATURE PAGE TO SERIES C PREFERRED STOCK PURCHASE AGREEMENT]

                                                    SCHEDULE 1

                                                    PURCHASERS



PURCHASER                           ADDRESS                                     SHARES           PRICE
-----------------------------------------------------------------------------------------------------------
Hasanain Panju                      Cinar Films Inc.                            46,296           $75,000
                                    1055 Blvd. Rene-Levesque East
                                    Suite 800
                                    Montreal, Quebec
                                    H2L 4S5 CANADA

Michael Margolis                    Bear Sterns                                 46,296           $75,000
                                    245 Park Ave.
                                    New York, NY 10167

Pratap Talwar                       Thompson Design Group                       15,432           $25,000
                                    368 Congress
                                    Boston, MA 02210

Jane Thompson                       Thompson Design Group                       95,679           $155,000
                                    368 Congress
                                    Boston, MA 02210

Wyndcrest ATG
Holdings Ltd.                       John Textor & Jeff Kukes                    52,469           $85,000
                                    Phillips Point - West Tower
                                    777 South Flagler Drive
                                    West Palm Beach, FL  33401



                                    TOTAL                                       256,172          $415,000


                                    Exhibit A




SERIES C CONVERTIBLE PREFERRED STOCK

         1.       Dividends

                  (a) The holders of shares of Series C Preferred Stock shall be entitled to receive, out of funds legally available therefor, dividends of $0.08 per share per annum (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares), payable when and as declared by the Board of Directors of the Corporation. Such dividends shall accrue and shall be cumulative from the date of issuance of each share of Series C Preferred Stock, whether or not declared.

                  (b) The Corporation shall not declare or pay any distributions (as defined below) on shares of Common Stock, Series A Preferred Stock or any other class or series of stock ranking on liquidation junior to the Series C Preferred Stock, until the holders of the Series C Preferred Stock then outstanding shall have first received a distribution at the rate specified in paragraph (a) of this Section 1. In the event that the Corporation declares any cash dividends on Series B Preferred Stock or other series of preferred stock ranking in liquidation on parity with the Series C Preferred Stock, the Corporation shall also declare a cash dividend on the Series C Preferred Stock in an amount equal to the common equivalent per share dividend declared on the Series B Preferred Stock or such other series of parity preferred stock.

                  (c) For purposes of this Section 1, unless the context requires otherwise, "distribution" shall mean the transfer of cash or property without consideration, whether by way of dividend or otherwise, payable other than in Common Stock or other securities of the Corporation, or the purchase or redemption of shares of the Corporation (other than repurchases of Common Stock held by employees or directors of, or consultants to, the Corporation upon termination of their employment or services pursuant to agreements providing for such repurchase at a price equal to the original issue price of such shares and other than redemptions in liquidation or dissolution of the Corporation) for cash or property, including any such transfer, purchase or redemption by a subsidiary of this Corporation.


         2.       Liquidation, Dissolution or Winding Up

                  In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of shares of Series C Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, after and subject to the payment in full of all amounts required to be distributed to the holders of the any class or series of stock of the Corporation ranking on liquidation prior and in preference to the Series C Preferred Stock, but before any payment shall be made to the holders of Common Stock or Series A Preferred Stock, or any other class or series of stock ranking on liquidation junior to the Series C Preferred Stock, by reason of their ownership thereof, an amount equal to the greater of (i) $1.62 per share (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares), plus any accrued but unpaid dividends thereon, or (ii) such amount per share as would have been payable had each such share been converted into Common Stock pursuant to Section 4 immediately prior to such liquidation, dissolution or winding up. If upon any such liquidation, dissolution or winding up of the Corporation the remaining assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series C Preferred Stock the full amount to which they shall be entitled, the holders of shares of Series C Preferred Stock, Series B Convertible Preferred Stock and any other class or series of stock ranking on liquidation on a parity with the Series C Preferred Stock shall share ratably in any distribution of the remaining assets and funds of the Corporation in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full. A consolidation or merger of the Corporation with or into another corporation or entity, or a sale of all or substantially all of the assets of the Corporation, shall not be regarded as a liquidation, dissolution or winding up of the Corporation within the meaning of this Section 2.

         3.       Voting

                  (a) Each holder of outstanding shares of Series C Preferred Stock shall be entitled to the number of votes equal to the number of whole shares of Common Stock into which the shares of Series C Preferred Stock held by such holder are then convertible (as adjusted from time to time pursuant to Section 4 hereof), at each meeting of stockholders of the Corporation (and written actions of stockholders in lieu of meetings) with respect to any and all matters presented to the stockholders of the Corporation for their action or consideration. Except as provided by law, by the provisions of Subsection 3(b) below or by the provisions establishing any other series of preferred stock, holders of Series C Preferred Stock shall vote together with the holders of Common Stock and other series of Preferred Stock as a single class.

                  (b) The Corporation shall not amend, alter or repeal the preferences, special rights or other powers of the Series C Preferred Stock so as to affect adversely the Series C Preferred Stock, without the written consent or affirmative vote of the holders of a majority of the then outstanding shares of Series C Preferred Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class. For this purpose, without limiting the generality of the foregoing, the authorization of any shares of capital stock with preference or priority senior to the Series C Preferred Stock as to the right to receive either dividends or amounts distributable upon liquidation, dissolution or winding up of the Corporation shall be deemed to affect adversely the Series C Preferred Stock, and the authorization of any shares of capital stock junior to or on parity with the Series C Preferred Stock as to the right to receive either dividends or amounts distributable upon liquidation, dissolution or winding up of the Corporation shall not be deemed to affect adversely the Series C Preferred Stock. The number of authorized shares of Series C Preferred Stock may be increased or decreased (but not below the number of shares then outstanding) by the directors of the Corporation pursuant to

Section 151 of the General Corporation Law of Delaware or by the affirmative vote of the holders of a majority of the then outstanding shares of the Common Stock and Preferred Stock and all other classes or series of stock of the Corporation entitled to vote thereon, voting as a single class, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law of Delaware.

         4. Optional Conversion. The holders of the Series C Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

                  (a) Right to Convert. Each share of Series C Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing $1.62 by the Conversion Price (as defined below) in effect at the time of conversion. The "Conversion Price" for the Series C Preferred Stock shall initially be $1.62. Such initial Conversion Price, and the rate at which shares of Series C Preferred Stock may be converted into shares of Common Stock, shall be subject to adjustment as provided below. In the event of a liquidation of the Corporation, the Conversion Rights shall terminate at the close of business on the first full day preceding the date fixed for the payment of any amounts distributable on liquidation to the holders of Series C Preferred Stock.

                  (b) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Series C Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then effective Conversion Price.

                  (c)      Mechanics of Conversion.

                           (i) In order for a holder of Series C Preferred Stock
to convert shares of Series C Preferred Stock into shares of Common Stock, such holder shall surrender the certificate or certificates for such shares of Series C Preferred Stock, at the office of the transfer agent for the Series C Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent), together with written notice that such holder elects to convert all or any number of the shares of the Series C Preferred Stock represented by such certificate or certificates. Such notice shall state such holder's name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. If required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or his or its attorney duly authorized in writing. The date of receipt of such certificates and notice by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) shall be the conversion date ("Conversion Date"). The Corporation shall, as soon as practicable after the Conversion Date, issue and deliver at such office to such holder of Series C Preferred Stock, or to his or its nominees, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled, together with cash in lieu of any fraction of a share.

                           (ii) The Corporation shall at all times when the
Series C Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued stock, for the purpose of effecting the conversion of the Series C Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Series C Preferred Stock. Before taking any action which would cause an adjustment reducing the Conversion Price below the then par value of the shares of Common Stock issuable upon conversion of the Series C Preferred Stock, the Corporation will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and nonassessable shares of Common Stock at such adjusted Conversion Price.

                           (iii) Upon any such conversion, no adjustment to the
Conversion Price shall be made for any accrued but unpaid dividends on the Series C Preferred Stock surrendered for conversion or on the Common Stock delivered upon conversion.

                           (iv) All shares of Series C Preferred Stock which
shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares, including the rights, if any, to receive notices and to vote, shall immediately cease and terminate on the Conversion Date, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor and payment of any dividends accrued but unpaid thereon. Any shares of Series C Preferred Stock so converted shall be retired and canceled and shall not be reissued, and the Corporation (without the need for stockholder action) may from time to time take such appropriate action as may be necessary to reduce the authorized Series C Preferred Stock accordingly.

                           (v) The Corporation shall pay any and all issue and
other taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of shares of Series C Preferred Stock pursuant to this Section 4. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that in which the shares of Series C Preferred Stock so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

                  (d)      Adjustments to Conversion Price for Diluting Issues:

                           (i) Special Definitions. For purposes of this
Subsection 4(d), the following definitions shall apply:

                                    (A) "Option" shall mean rights, options or
warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities, excluding options described in Subsection 4(d)(i)(D)(IV) below.

                                    (B) "Original Issue Date" shall mean the
date on which a share of Series C Preferred Stock was first issued.

                                    (C) "Convertible Securities" shall mean any
evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock.

                                    (D) "Additional Shares of Common Stock"
shall mean all shares of Common Stock issued (or, pursuant to Subsection 4(d)(iii) below, deemed to be issued) by the Corporation after the Original Issue Date, other than shares of Common Stock issued or issuable:

                                    (I) upon conversion of any Convertible
                                        Securities outstanding on the Original
                                        Issue Date, or upon exercise of any
                                        Options outstanding on the Original
                                        Issue Date;

                                    (II) as a dividend or distribution on the
                                         Series C Preferred Stock;

                                  (III) by reason of a dividend, stock split,
                                        split-up or other distribution on shares of Common Stock that is covered by Subsection 4(e) or 4(f) below; or

                                   (IV) shares of Common Stock, and options and
                                        warrants therefor, issued or issuable to employees, directors, consultants or strategic partners of or to the Corporation, as approved by a majority of the Board of Directors.

                           (ii) No Adjustment of Conversion Price. No adjustment
in the number of shares of Common Stock into which the Series C Preferred Stock is convertible shall be made, by adjustment in the applicable Conversion Price thereof: (a) unless the consideration per share (determined pursuant to Subsection 4(d)(v)) for an Additional Share of Common Stock issued or deemed to be issued by the Corporation is less than the applicable Conversion Price in effect on the date of, and immediately prior to, the issue of such Additional Shares of Common Stock, or (b) if prior to such issuance, the Corporation receives written notice from the holders of at least 50% of the then outstanding shares of Series C Preferred Stock as to which such adjustment would apply agreeing that no such adjustment shall be made as the result of the issuance of Additional Shares of Common Stock.

                           (iii) Issue of Securities Deemed Issue of Additional
Shares of Common Stock. If the Corporation at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares of Common Stock (as set forth in the instrument relating thereto without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that Additional Shares of Common Stock shall not be deemed to have been issued unless the consideration per share (determined pursuant to Subsection 4(d)(v) hereof) of such Additional Shares of Common Stock would be less than the applicable Conversion Price in effect on the date of and immediately prior to such issue, or such record date, as the case may be, and provided further that in any such case in which Additional Shares of Common Stock are deemed to be issued:

                                    (A) No further adjustment in the Conversion
Price shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;

                                    (B) If such Options or Convertible
Securities by their terms provide, with the passage of time or otherwise, for any increase in the consideration payable to the Corporation, upon the exercise, conversion or exchange thereof, the Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase becoming effective, be recomputed to reflect such increase insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities;

                                    (C) Upon the expiration or termination of
any unexercised Option, the Conversion Price shall not be readjusted, but the Additional Shares of Common Stock deemed issued as the result of the original issue of such Option shall not be deemed issued for the purposes of any subsequent adjustment of the Conversion Price;

                                    (D) In the event of any change in the number
of shares of Common Stock issuable upon the exercise, conversion or exchange of any Option or Convertible Security, including, but not limited to, a change resulting from the anti-dilution provisions thereof, the Conversion Price then in effect shall forthwith be readjusted to such Conversion Price as would have obtained had the adjustment which was made upon the issuance of such Option or Convertible Security not exercised or converted prior to such change been made upon the basis of such change; and

                                    (E) No readjustment pursuant to clause (B)
or (D) above shall have the effect of increasing the Conversion Price to an amount which exceeds the lower of (i) the Conversion Price on the original adjustment date, or (ii) the Conversion Price that would have resulted from any issuances of Additional Shares of Common Stock between the original adjustment date and such readjustment date.

         In the event the Corporation, after the Original Issue Date, amends the terms of any Options or Convertible Securities (whether such Options or Convertible Securities were outstanding on the Original Issue Date or were issued after the Original Issue Date), then such Options or Convertible Securities, as so amended, shall be deemed to have been issued after the Original Issue Date and the provisions of this Subsection 4(d)(iii) shall apply.

                           (iv) Adjustment of Conversion Price Upon Issuance of
Additional Shares of Common Stock. In the event the Corporation shall, between the Original Issue Date and the second anniversary of the Original Issue Date, issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Subsection 4(d)(iii), but excluding shares issued as a dividend or distribution as provided in Subsection 4(f) or upon a stock split or combination as provided in Subsection 4(e)), without consideration or for a consideration per share less than the applicable Conversion Price in effect on the date of and immediately prior to such issue, then and in such event, such Conversion Price shall be reduced, concurrently with such issue, to the consideration per share received by the Corporation for the issue of the Additional Shares of Common Stock (determined pursuant to Subsection 4(d)(v)).

                           (v) Determination of Consideration. For purposes of
this Subsection 4(d), the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

                               (A) Cash and Property: Such consideration shall:

                                   (I) insofar as it consists of cash, be
                               computed at the aggregate of cash received by the Corporation, excluding amounts paid or payable for accrued interest;

                                   (II) insofar as it consists of property other
                               than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board of Directors; and

                                   (III) in the event Additional Shares of
                               Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (I) and
                               (II) above, as determined in good faith by the Board of Directors.

                               (B) Options and Convertible Securities. The
consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Subsection 4(d)(iii), relating to Options and Convertible Securities, shall be determined by dividing

                                    (x) the total amount, if any, received or
receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

                                    (y) the maximum number of shares of Common
Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

                  (vi) Multiple Closing Dates. In the event the Corporation shall issue on more than one date Additional Shares of Common Stock which are comprised of shares of the same series or class of Series C Preferred Stock, and such issuance dates occur within a period of no more than 120 days, then the Conversion Price shall be adjusted only once on account of such issuances, with such adjustment to occur upon the final such issuance and to give effect to all such issuances as if they occurred on the date of the final such issuance.

         (e) Adjustment for Stock Splits and Combinations. If the Corporation shall at any time or from time to time after the Original Issue Date effect a subdivision of the outstanding Common Stock, the Conversion Price then in effect immediately before that subdivision shall be proportionately decreased. If the Corporation shall at any time or from time to time after the Original Issue Date combine the outstanding shares of Common Stock, the Conversion Price then in effect immediately before the combination shall be proportionately increased. Any adjustment under this paragraph shall become effective at the close of business on the date the subdivision or combination becomes effective.

         (f) Adjustment for Certain Dividends and Distributions. In the event the Corporation at any time, or from time to time after the Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, then and in each such event the Conversion Price for the Series C Preferred Stock then in effect shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Conversion Price for the Series C Preferred Stock then in effect by a fraction:

                           (1) the numerator of which shall be the total number
                  of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

                           (2) the denominator of which shall be the total
                  number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution;

provided, however, if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price for the Series C Preferred Stock shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Price for the Series C Preferred Stock shall be adjusted pursuant to this paragraph as of the time of actual payment of such dividends or distributions; and provided further, however, that no such adjustment shall be made if the holders of Series C Preferred Stock simultaneously receive a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock as they would have received if all outstanding shares of Series C Preferred Stock had been converted into Common Stock on the date of such event.

         (g) Adjustments for Other Dividends and Distributions. In the event the Corporation at any time or from time to time after the Original Issue Date for the Series C Preferred Stock shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation other than shares of Common Stock, then and in each such event provision shall be made so that the holders of the Series C Preferred Stock shall receive upon conversion thereof in addition to the number of shares of Common Stock receivable thereupon, the amount of securities of the Corporation that they would have received had the Series C Preferred Stock been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the conversion date, retained such securities receivable by them as aforesaid during such period, giving application to all adjustments called for during such period under this paragraph with respect to the rights of the holders of the Series C Preferred Stock; and provided further, however, that no such adjustment shall be made if the holders of Series C Preferred Stock simultaneously receive a dividend or other distribution of such securities in an amount equal to the amount of such securities as they would have received if all outstanding shares of Series C Preferred Stock had been converted into Common Stock on the date of such event.

         (h) Adjustment for Reclassification, Exchange or Substitution. If the Common Stock issuable upon the conversion of the Series C Preferred Stock shall be changed into the same or a different number of shares of any class or classes of stock, whether by capital reorganization, reclassification, or otherwise (other than a subdivision or combination of shares or stock dividend provided for above, or a reorganization, merger, consolidation, or sale of assets provided for below), then and in each such event the holder of each such share of Series C Preferred Stock shall have the right thereafter to convert such share into the kind and amount of shares of stock and other securities and property receivable upon such reorganization, reclassification, or other change, by holders of the number of shares of Common Stock into which such shares of Series C Preferred Stock might have been converted immediately prior to such reorganization, reclassification, or change, all subject to further adjustment as provided herein.

         (i)(1) Adjustment for Merger or Reorganization, etc. In case of any consolidation or merger of the Corporation with or into another corporation or the sale of all or substantially all of the assets of the Corporation to another corporation, each share of Series C Preferred Stock shall thereafter be convertible (or shall be converted into a security which shall be convertible) into the kind and amount of shares of stock or other securities or property to which a holder of the number of shares of Common Stock of the Corporation deliverable upon conversion of such Series C Preferred Stock would have been entitled upon such consolidation, merger or sale; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors) shall be made in the application of the provisions in this Section 4 set forth with respect to the rights and interest thereafter of the holders of the Series C Preferred Stock, to the end that the provisions set forth in this Section 4 (including provisions with respect to changes in and other adjustments of the Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares of stock or other property thereafter deliverable upon the conversion of the Series C Preferred Stock.

                  (2) Special Adjustment. In the event that neither of the two conditions described in clauses (x) and (y) below are satisfied, then on April 1, 1998 the Conversion Price of all shares of Series C Preferred Stock with Original Issue Dates on or before November 12, 1997 shall be adjusted as follows: the Conversion Price of such shares as of their Original Issue Date shall be deemed to be $0.81, all adjustments to the Conversion Price of such shares made between their Original Issue Date and April 1, 1998 shall be applied retroactively to such deemed Conversion Price, and all adjustments to the Conversion Price of such shares made after April 1, 1998 shall be made to such deemed Conversion Price, as adjusted; such adjusted Conversion Price shall for all purposes be deemed to be the Conversion Price of such shares. The conditions referred to above are as follows: (x) the Corporation receives aggregate proceeds of at least $3,000,000 from the sale of its capital stock, options, warrants or other securities convertible into or exercisable or exchangeable for shares of its capital stock, or agreements to issue capital stock or such options, warrants or convertible securities, based on an aggregate post-investment valuation for the Corporation of at least $25,000,000 (at a per share price of at least $2.70), on or prior to December 31, 1997 or (y) the Corporation receives aggregate proceeds of at least $3,000,000 from the sale of its capital stock, options, warrants or other securities convertible into or exercisable or exchangeable for shares of its capital stock, or agreements to issue capital stock or such options, warrants or convertible securities, based on an aggregate post-investment valuation of the Corporation of at least $30,000,000 (at a per share price of at least $3.24), on or prior to March 31, 1998.

         (j) No Impairment. The Corporation will not, by amendment of its Articles of Organization or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series C Preferred Stock against impairment.

         (k) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 4, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series C Preferred Stock subject to such adjustment a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series C Preferred Stock, furnish or cause to be furnished to such holder a similar certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price then in effect, and
(iii) the number of shares of Common Stock and the amount, if any, of other property which then would be received upon the conversion of Series C Preferred Stock.

         (l)      Notice of Record Date.  In the event:

                  (i) that the Corporation declares a dividend (or any other distribution) on its Common Stock payable in Common Stock or other securities of the Corporation;

                  (ii) that the Corporation subdivides or combines its outstanding shares of Common Stock;

                  (iii) of any reclassification of the Common Stock of the Corporation (other than a subdivision or combination of its outstanding shares of Common Stock or a stock dividend or stock distribution thereon), or of any consolidation or merger of the Corporation into or with another corporation, or of the sale of all or substantially all of the assets of the Corporation; or

                  (iv) of the involuntary or voluntary dissolution, liquidation or winding up of the Corporation;

then the Corporation shall cause to be filed at its principal office or at the office of the transfer agent of the Series C Preferred Stock, and shall cause to be mailed to the holders of the Series C Preferred Stock at their last addresses as shown on the records of the Corporation or such transfer agent, at least ten days prior to the date specified in (A) below or twenty days before the date specified in (B) below, a notice stating

                           (A)      the record date of such dividend,
                                    distribution, subdivision or combination, or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution, subdivision or combination are to be determined, or

                           (B) the date on which such reclassification, consolidation, merger, sale, dissolution, liquidation or winding up is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such reclassification, consolidation, merger, sale, dissolution or winding up.

         5.       Mandatory Conversion

                  (a) (1) Upon the closing of the sale of shares of Common Stock, at a price of at least $3.24 per share (subject to appropriate adjustment for stock splits, stock dividends, combinations and other similar recapitalizations affecting such shares), in a public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, resulting in at least $10,000,000 of gross proceeds to the Corporation, (i) all outstanding shares of Series C Preferred Stock shall automatically be converted into shares of Common Stock, at the then effective Conversion Price, and (ii) the number of authorized shares of Preferred Stock of the Company shall be automatically reduced by the number of shares of Series C Preferred Stock, and all provisions included under the caption "Series C Preferred Stock", and all references to the Series C Preferred Stock shall be deleted and shall be of no further force or effect.

                  (2) Upon the affirmative vote of the holders of a majority of the Series C Preferred Stock, (i) all outstanding shares of Series C Preferred Stock shall automatically be converted into shares of Common Stock, at the then effective Conversion Price, and (ii) the number of authorized shares of Series C Preferred Stock of the Company shall be automatically reduced by the number of shares of Series C Preferred Stock so converted, and all references to the Series C Preferred Stock, shall be deleted and shall be of no further force or effect.

                  (3) The date of conversion specified in paragraphs (1) and (2) above shall be termed the "Mandatory Conversion Date".

         (b) All holders of record of shares of Series C Preferred Stock to be converted pursuant to this Section 5 shall be given written notice of the Mandatory Conversion Date and the place designated for mandatory conversion of all such shares of Series C Preferred Stock pursuant to this Section 5. Such notice need not be given in advance of the occurrence of the Mandatory Conversion Date. Such notice shall be sent by first class or registered mail, postage prepaid, to each record holder of such Series C Preferred Stock at such holder's address last shown on the records of the transfer agent for the Series C Preferred Stock (or the records of the Corporation, if it serves as its own transfer agent). Upon receipt of such notice, each holder of shares of Series C Preferred Stock so converted shall surrender his or its certificate or certificates for all such shares to the Corporation at the place designated in such notice, and shall thereafter receive certificates for the number of shares of Common Stock to which such holder is entitled pursuant to this Section 5. On the Mandatory Conversion Date, all rights with respect to the Series C Preferred Stock so converted, including the rights, if any, to receive notices and vote (other than as a holder of Common Stock) will terminate, except only the rights of the holders thereof, upon surrender of their certificate or certificates therefor, to receive certificates for the number of shares of Common Stock into which such Series C Preferred Stock has been converted, and payment of any accrued but unpaid dividends thereon. If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his or its attorney duly authorized in writing. As soon as practicable after the Mandatory Conversion Date and the surrender of the certificate or certificates for Series C Preferred Stock, the Corporation shall cause to be issued and delivered to such holder, or on his or its written order, a certificate or certificates for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof and cash as provided in Subsection 4(b) in respect of any fraction of a share of Common Stock otherwise issuable upon such conversion.

         (c) All certificates evidencing shares of Series C Preferred Stock which are required to be surrendered for conversion in accordance with the provisions hereof shall, from and after the Mandatory Conversion Date, be deemed to have been retired and canceled and the shares of Series C Preferred Stock represented thereby converted into Common Stock for all purposes, notwithstanding the failure of the holder or holders thereof to surrender such certificates on or prior to such date. The Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized Series C Preferred Stock accordingly.

                                    EXHIBIT B

                               Disclosure Schedule

Each disclosure contained in this Disclosure Schedule shall be deemed to have been made with respect to each applicable representation and warranty contained in Section 3 of the Agreement, irrespective of the section of this Disclosure
Schedule in which such disclosure appears.

3.2      Capitalization.

         A. The Company has reserved a total of 2,000,000 shares of Common Stock for issuance pursuant to the Company's 1996 Stock Option Plan (the "Plan"). Options to purchase 1,296,300 shares of Common Stock are outstanding under the Plan.

         B. The Company has issued a Performance Warrant to Softbank Ventures Inc. for the purchase of certain shares of Series B Convertible Preferred Stock at an exercise price of $7.05. The number of shares subject to the warrant is based on the financial performance of the Company. The warrant is exercisable between February 28, 1998 and the earlier to occur of an initial public offering of the Company and February 28, 1999.

         C. The Conversion Price of the Company's Series B Convertible Preferred Stock has been adjusted in connection with the issuance of shares of Series C Preferred Stock on November
                  12, 1997 resulting in the conversion of such Series B Convertible Preferred Stock into a greater number of shares of Common Stock. Such Conversion Price will be adjusted again as a result of the issuance and sale of the Shares pursuant to this Agreement.

         D. The Company has entered into a Consulting Agreement with Mr. Thomas Matlack, a shareholder and director of the Company, pursuant to which Mr. Matlack will provide strategic and financial consulting services to the Company for a one-year period ending on November 12, 1998 in consideration for the grant of an option to purchase 73,000 shares of common stock at an exercise price of $.75 per share, to be exercisable in full on November 12, 1998. In addition, the Company has agreed to use its best efforts to ensure that Mr. Matlack continues to be elected to the Board of Directors of the Company until an initial public offering of the Company or his death or resignation. The Company expects to increase the number of shares subject to Mr. Matlack's option to reflect his higher-than-anticipated level of services and time commitment to the Company.

         E. The Company has agreed that in the event that the Company enters into an exclusive arrangement with an investment bank or investment advisor, the Company will ensure that such arrangement does not preclude the Company's existing holders of Series C Stock from making additional equity investments in the Company as mutually agreed by such stockholders and the Company.

         F. The Company intends to grant a five-year warrant to Silicon Valley Bank ("SVB") in connection with the extension of credit by SVB to the Company (see 3.13.A below). Such warrant (the "SVB Warrant") would grant SVB the right to purchase up to 46,292 shares of Series C Preferred Stock of the Company at an exercise price of $1.62 per share. The Company intends to grant SVB certain rights with respect to the registration of the Common Stock issuable upon exercise of the SVB Warrant. Under certain circumstances, if the Company is acquired and the SVB Warrant is not assumed by the acquiror, the Company may be required to repurchase the shares under the SVB Warrant.

         G. The Company's Series B Convertible Preferred Stock may be redeemed for $7.05 per share plus accrued but unpaid dividends on each December 31 of 2001 (up to 25% of such shares), 2002 (up to 50% of such shares), 2003 (up to 75% of such shares) and 2004 (up to 100% of such shares).

3.4      Stockholder List and Agreements.

         A.       See Stockholder Lists attached hereto.

         B.       Agreements.

                  1. Stock Purchase Agreement dated as of July, 1995, among the Company, Madanjeet Singh and B.U. Chung.
                  2. Stock Restriction Agreement dated as of December 31, 1991 between the Company and Mahendrajeet Singh.
                  3. Stock Restriction Agreement dated as of December 31, 1991 between the Company and Joseph T. Chung.
                  4. Series B Stock Purchase Agreement dated as of December 23, 1996, between the Company and Softbank Ventures, Inc.
                  5. Stockholders Agreement dated December 23, 1996 among the Company, Softbank Ventures, Inc. and the other parties named therein. (A) Section 7.2 of such Agreement requires to Company to have at least one outside directors, and to have a compensation committee comprised solely of outside directors. The Company did not comply with this provision until November 1997. (B) Article II of this Agreement gives Softbank a right to require the registration of certain shares of the Company's Common Stock held by it. (C) Article III of this Agreement gives Softbank a right of first refusal to purchase shares of the Company in this transaction to maintain its current percentage ownership level in the Company.
                  6. Series C Preferred Stock Purchase Agreement dated November 12, 1997.
                  7.       Registration Rights Agreement dated November 12,
                           1997.

3.8 Litigation. The matters disclosed in Sections 3.9 and 3.13.C and D of this Disclosure Schedule could result in litigation or governmental action against the Company.

3.9 Taxes. The Company is in arrears with respect to the payment of certain payroll withholding taxes, as described under Section 3.15 below.

3.10 Property and Assets. All the assets of the Company are subject to liens pursuant to a lending facility with SVB (See Section 3.13A).
         Additional liens on certain of the Company's assets are in favor of Sanwa Leasing Corporation, AT&T Capital Leasing and IBM Credit Corporation.

3.11     Intellectual Property.

         A.       Trademarks

                  The Company has filed applications to register its trademarks ATG (Serial No. 75/150643) and DYNAMO (Serial No. 75/722198) with the U.S. Patent and Trademark Office.

                  Sybase, Inc. may be using a trademark similar or identical to the Company's DYNAMO trademark. The Company has not pursued formal legal action with respect to such use.

         B.       Patents

                  The Company filed U.S. Patent Application No. 08/855379 entitled "Method and apparatus for on-the-fly compilation and execution of content documents with embedded source program" with the U.S. Patent and Trademark Office on May 13, 1997.

3.13     Absence of Changes.

         A. In December 1997, the Company obtained a lending facility from SVB in the aggregate amount of $1,000,000, comprising a $500,000 term loan and a $500,000 revolving line of credit, each bearing annual interest at 1.25% above SVB's prime lending rate. The term loan is payable in 36 monthly installments beginning in January 1998. All principal and interest on the line of credit are due on December 29, 2000. The Company has drawn $300,000 under the line of credit, and it expects to draw the remaining available credit under the line of credit shortly following the First Closing. Under the loan agreement, the Company is obligated to raise at least $3,000,000 in equity financing between September 1, 1997 and January 31, 1998. A failure to raise this financing would constitute a default under the loan agreement. In connection with these lending facilities, SVB has obtained a first priority security interest in all the Company's assets.

         B. The Company is in default on payments due under its two real property leases. (I) Sybase, Inc., one of the Company's lessors, has notified the Company of its default under the lease, and has formally demanded unpaid rent payments, amounting to approximately $180,000. The Company and Sybase are currently negotiating a repayment schedule for such overdue amounts. (2) A default judgment in the amount of $47,362.82 against the Company was entered in November 1997 in favor of First Church of Christ Scientist of Boston, the other of the Company's landlords (for property no longer occupied by the Company) on a claim for amounts past due.

         C. The Company has delayed payments due to substantially all of its creditors, including employees, and is currently unable to meet its obligations as they become due.

         D.       The Company has continued to incur operating losses.

3.14 Compliance. See 3.9 above with respect to arrears of withholding taxes and 3.15 below with respect to failure to pay employees.

3.15 Employees. The Company is not currently in arrears with respect to the payment of payroll withholding taxes or employee payroll, although the Company has recently been delinquent in making such payments. Governmental taxing authorities may impose penalties on the Company with respect to such past delinquency. There can be no assurance that the Company will not, in the future, again become delinquent in the payment of payroll withholding taxes and/or employee payroll.

                                    Exhibit C

           Form of Amended and Restated Registration Rights Agreement

               AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT


         This Agreement dated as of December 8, 1997 is entered into by and among ART TECHNOLOGY GROUP, INC., a Delaware corporation (the "Company"), and the persons and entities listed on Exhibit A hereto (individually, a "Purchaser", and collectively, the "Purchasers").

         WHEREAS, the Company and the Purchasers have entered into a Series C Preferred Stock Purchase Agreement dated November 12, 1997 and a Series C Preferred Stock Purchase Agreement dated December 8, 1997 (collectively, the "Purchase Agreements"); and

         WHEREAS, the Company and the Purchasers desire to provide for certain arrangements with respect to the registration of shares of capital stock of the Company under the Securities Act of 1933;

         NOW, THEREFORE, in consideration of the mutual promises and covenants contained in this Agreement, the parties hereto agree as follows:

         1. Certain Definitions. As used in this Agreement, the following terms shall have the following respective meanings:

              "Commission" means the Securities and Exchange Commission, or any other Federal agency at the time administering the Securities Act.

              "Common Stock" means the common stock, $0.01 par value per share, of the Company.

              "Exchange Act" means the Securities Exchange Act of 1934, as amended, or any similar Federal statute, and the rules and regulations of the Commission issued under such Act, as they each may, from time to time, be in effect.

              "Registration Statement" means a registration statement filed by the Company with the Commission for a public offering and sale of Common Stock (other than a registration statement on Form S-8 or Form S-4, or their successors, or any other form for a similar limited purpose, or any registration statement covering only securities proposed to be issued in exchange for securities or assets of another corporation).

              "Registration Expenses" means the expenses described in Section 5.

              "Registrable Shares" means (i) the shares of Common Stock issued or issuable upon conversion of the Shares, (ii) any other shares of Common Stock issued in respect of such shares (because of stock splits, stock dividends, reclassifications, recapitalizations, or similar events); provided, however, that shares of Common Stock which are Registrable Shares shall cease to be Registrable Shares (i) upon any sale pursuant to a Registration Statement or Rule 144 under the Securities Act or (ii) upon any sale in any manner to a person or entity which, by virtue of Section 14 of this Agreement, is not entitled to the rights provided by this Agreement. Wherever reference is made in this Agreement to a request or consent of holders of a certain percentage of Registrable Shares, the determination of such percentage shall include shares of Common Stock issuable upon conversion of the Shares even if such conversion has not yet been effected.

              "Securities Act" means the Securities Act of 1933, as amended, or any similar Federal statute, and the rules and regulations of the Commission issued under such Act, as they each may, from time to time, be in effect.

              "Shares" shall have the meaning specified in Subsection 1.1 of each of the Purchase Agreements.

              "Stockholders" means the Purchasers and any persons or entities to whom the rights granted under this Agreement are transferred by any Purchasers, their successors or assigns pursuant to Section 14 hereof.

         2.       Required Registrations.

                  (a) At any time after the first anniversary of the closing of the Company's first underwritten public offering of shares of Common Stock pursuant to a Registration Statement, a Stockholder or Stockholders holding in the aggregate at least 50% of the Registrable Shares may request, in writing, that the Company effect the registration on Form S-1 or Form S-2 (or any successor form) of Registrable Shares owned by such Stockholder or Stockholders having an aggregate offering price of at least $5,000,000 (based on the then current market price or fair value). If the holders initiating the registration intend to distribute the Registrable Shares by means of an underwriting, they shall so advise the Company in their request. In the event such registration is underwritten, the right of other Stockholders to participate shall be conditioned on such Stockholders' participation in such underwriting. Upon receipt of any such request, the Company shall promptly give written notice of such proposed registration to all Stockholders. Such Stockholders shall have the right, by giving written notice to the Company within 30 days after the Company provides its notice, to elect to have included in such registration such of their Registrable Shares as such Stockholders may request in such notice of election; provided that if the underwriter (if any) managing the offering determines that, because of marketing factors, all of the Registrable Shares requested to be registered by all Stockholders may not be included in the offering, then all Stockholders who have requested registration shall participate in the registration pro rata based upon the number of Registrable Shares which they have requested to be so registered. Thereupon, the Company shall, as expeditiously as possible, use its best efforts to effect the registration on Form S-1 or Form S-2 (or any successor form) of all Registrable Shares which the Company has been requested to so register.

                  (b) At any time after the Company becomes eligible to file a Registration Statement on Form S-3 (or any successor form relating to secondary offerings), a Stockholder or Stockholders holding in the aggregate at least 30% of the Registrable Shares may request the

Company, in writing, to effect the registration on Form S-3 (or such successor form), of Registrable Shares having an aggregate offering price of at least $500,000 (based on the then current public market price). Upon receipt of any such request, the Company shall promptly give written notice of such proposed registration to all Stockholders. Such Stockholders shall have the right, by giving written notice to the Company within 30 days after the Company provides its notice, to elect to have included in such registration such of their Registrable Shares as such Stockholders may request in such notice of election; provided that if the underwriter (if any) managing the offering determines that, because of marketing factors, all of the Registrable Shares requested to be registered by all Stockholders may not be included in the offering, then all Stockholders who have requested registration shall participate in the registration pro rata based upon the number of Registrable Shares which they have requested to be so registered. Thereupon, the Company shall, as expeditiously as possible, use its best efforts to effect the registration on Form S-3 (or such successor form) of all Registrable Shares which the Company has been requested to so register.

                  (c) The Company shall not be required to effect more than two registrations pursuant to paragraph (a) above or more than one registration during any period of twelve months pursuant to paragraph (b) above. The Company shall not be required to effect any registration (other than on Form S-3 or any successor form relating to secondary offerings) within six months after the effective date of any other Registration Statement of the Company.

                  (d) If at the time of any request to register Registrable Shares pursuant to this Section 2, the Company is engaged or has fixed plans to engage within 30 days of the time of the request in a registered public offering as to which the Stockholders may include Registrable Shares pursuant to Section 3 or is engaged in any other activity which, in the good faith determination of the Company's Board of Directors, would be adversely affected by the requested registration to the material detriment of the Company, then the Company may at its option direct that such request be delayed for a period not in excess of six months from the effective date of such offering or the date of commencement of such other material activity, as the case may be, such right to delay a request to be exercised by the Company not more than once in any two-year period.

         3.       Incidental Registration.

                  (a) Whenever the Company proposes to file a Registration Statement (other than pursuant to Section 2 or pursuant to a registration requested pursuant to Article II of that Stockholders Agreement dated December 23, 1996 among the Company, Softbank Ventures, Inc. and certain other parties named therein (the "Stockholders Agreement")) at any time and from time to time, it will, prior to such filing, give written notice to all Stockholders of its intention to do so and, upon the written request of a Stockholder or Stockholders given within 20 days after the Company provides such notice (which request shall state the intended method of disposition of such Registrable Shares), the Company shall use its best efforts to cause all Registrable Shares which the Company has been requested by such Stockholder or Stockholders to register to be registered under the Securities Act to the extent necessary to permit their sale or other disposition in accordance with the intended methods of distribution specified in the request of such Stockholder or Stockholders; provided that the Company shall have the right to postpone or withdraw any registration effected pursuant to this Section 3 without obligation to any Stockholder.

                  (b) In connection with any registration under this Section 3 involving an underwriting, the Company shall not be required to include any Registrable Shares in such registration unless the holders thereof accept the terms of the underwriting as agreed upon between the Company and the underwriters selected by it (provided that such terms must be consistent with this Agreement). If in the opinion of the managing underwriter it is appropriate because of marketing factors to limit the number of Registrable Shares to be included in the offering, then the Company shall be required to include in the registration only that number of Registrable Shares, if any, which the managing underwriter believes should be included therein; provided that no persons or entities other than the Company, the Stockholders and Softbank Ventures, Inc. (or its assigns or transferees) shall be permitted to include securities in the offering. If the number of Registrable Shares to be included in the offering in accordance with the foregoing is less than the total number of shares which the holders of Registrable Shares have requested to be included, then the holders of Registrable Shares who have requested registration and other holders of securities entitled to include them in such registration shall participate in the registration pro rata based upon their total ownership of shares of Common Stock (giving effect to the conversion into Common Stock of all securities convertible thereinto). If any holder would thus be entitled to include more securities than such holder requested to be registered, the excess shall be allocated among other requesting holders pro rata in the manner described in the preceding sentence.

         4. Registration Procedures. If and whenever the Company is required by the provisions of this Agreement to use its best efforts to effect the registration of any of the Registrable Shares under the Securities Act, the Company shall:

                  (a) file with the Commission a Registration Statement with respect to such Registrable Shares and use its best efforts to cause that Registration Statement to become and remain effective;

                  (b) as expeditiously as possible prepare and file with the Commission any amendments and supplements to the Registration Statement and the prospectus included in the Registration Statement as may be necessary to keep the Registration Statement effective, in the case of a firm commitment underwritten public offering, until each underwriter has completed the distribution of all securities purchased by it and, in the case of any other offering, until the earlier of the sale of all Registrable Shares covered thereby or 120 days after the effective date thereof;

                  (c) as expeditiously as possible furnish to each selling Stockholder such reasonable numbers of copies of the prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as the selling Stockholder may reasonably request in order to facilitate the public sale or other disposition of the Registrable Shares owned by the selling Stockholder; and

                  (d) as expeditiously as possible use its best efforts to register or qualify the Registrable Shares covered by the Registration Statement under the securities or Blue Sky laws of such states as the selling Stockholders shall reasonably request, and do any and all other acts and things that may be necessary or desirable to enable the selling Stockholders to consummate the public sale or other disposition in such states of the Registrable Shares owned by the selling Stockholder; provided, however, that the Company shall not be required in connection with this paragraph (d) to qualify as a foreign corporation or execute a general consent to service of process in any jurisdiction.

         If the Company has delivered preliminary or final prospectuses to the selling Stockholders and after having done so the prospectus is amended to comply with the requirements of the Securities Act, the Company shall promptly notify the selling Stockholders and, if requested, the selling Stockholders shall immediately cease making offers of Registrable Shares and return all prospectuses to the Company. The Company shall promptly provide the selling Stockholders with revised prospectuses and, following receipt of the revised prospectuses, the selling Stockholders shall be free to resume making offers of the Registrable Shares.

         5. Allocation of Expenses. The Company will pay all Registration Expenses of all registrations under this Agreement; provided, however, that if a registration under Section 2 is withdrawn at the request of the Stockholders requesting such registration (other than as a result of information concerning the business or financial condition of the Company which is made known to the Stockholders after the date on which such registration was requested) and if the requesting Stockholders elect not to have such registration counted as a registration requested under Section 2, the requesting Stockholders shall pay the Registration Expenses of such registration pro rata in accordance with the number of their Registrable Shares included in such registration. For purposes of this Section 5, the term "Registration Expenses" shall mean all expenses incurred by the Company in complying with this Agreement, including, without limitation, all registration and filing fees, exchange listing fees, printing expenses and fees and expenses of counsel for the Company, state Blue Sky fees and expenses, and the expense of any special audits incident to or required by any such registration, but excluding underwriting discounts, selling commissions and the fees and expenses of selling Stockholders' own counsel.

         6.       Indemnification and Contribution.

                  (a) In the event of any registration of any of the Registrable Shares under the Securities Act pursuant to this Agreement, the Company will indemnify and hold harmless the seller of such Registrable Shares, each underwriter of such Registrable Shares, and each other person, if any, who controls such seller or underwriter within the meaning of the Securities Act or the Exchange Act against any losses, claims, damages or liabilities, joint or several, to which such seller, underwriter or controlling person may become subject under the Securities Act, the Exchange Act, state securities or Blue Sky laws or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any Registration Statement under which such Registrable Shares were registered under the Securities Act, any preliminary prospectus or final prospectus contained in the Registration Statement, or any amendment or supplement to such Registration Statement, or arise out of or are based upon the omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading; and the Company will reimburse such seller, underwriter and each such controlling person for any legal or any other expenses reasonably incurred by such seller, underwriter or controlling person in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the Company will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon any untrue statement or omission made in such Registration Statement, preliminary prospectus or final prospectus, or any such amendment or supplement, in reliance upon and in conformity with information furnished to the Company, in writing, by or on behalf of such seller, underwriter or controlling person specifically for use in the preparation thereof.

                  (b) In the event of any registration of any of the Registrable Shares under the Securities Act pursuant to this Agreement, each seller of Registrable Shares, severally and not jointly, will indemnify and hold harmless the Company, each of its directors and officers and each underwriter (if any) and each person, if any, who controls the Company or any such underwriter within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages or liabilities, joint or several, to which the Company, such directors and officers, underwriter or controlling person may become subject under the Securities Act, Exchange Act, state securities or Blue Sky laws or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in any Registration Statement under which such Registrable Shares were registered under the Securities Act, any preliminary prospectus or final prospectus contained in the Registration Statement, or any amendment or supplement to the Registration Statement, or arise out of or are based upon any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, if the statement or omission was made in reliance upon and in conformity with information relating to such seller furnished in writing to the Company by or on behalf of such seller specifically for use in connection with the preparation of such Registration Statement, prospectus, amendment or supplement; provided, however, that the obligations of such Stockholders hereunder shall be limited to an amount equal to the proceeds to each Stockholder of Registrable Shares sold in connection with such registration.

                  (c) Each party entitled to indemnification under this Section 6 (the "Indemnified Party") shall give notice to the party required to provide indemnification (the "Indemnifying Party") promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom; provided, that counsel for the Indemnifying Party, who shall conduct the defense of such claim or litigation, shall be approved by the Indemnified Party (whose approval shall not be unreasonably withheld); and, provided, further, that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 6. The Indemnified Party may participate in such defense at such party's expense; provided, however, that the Indemnifying Party shall pay such expense if representation of such Indemnified Party by the counsel retained by the Indemnifying Party would be inappropriate due to actual or potential differing interests between the Indemnified Party and any other party represented by such counsel in such proceeding. No Indemnifying Party, in the defense of any such claim or litigation shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect of such claim or litigation, and no Indemnified Party shall consent to entry of any judgment or settle such claim or litigation without the prior written consent of the Indemnifying Party.

                  (d) In order to provide for just and equitable contribution to joint liability under the Securities Act in any case in which either (i) any holder of Registrable Shares exercising rights under this Agreement, or any controlling person of any such holder, makes a claim for indemnification pursuant to this Section 6 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case notwithstanding the fact that this Section 6 provides for indemnification in such case, or (ii) contribution under the Securities Act may be required on the part of any such selling Stockholder or any such controlling person in circumstances for which indemnification is provided under this Section 6; then, in each such case, the Company and such Stockholder will contribute to the aggregate losses, claims, damages or liabilities to which they may be subject (after contribution from others) in such proportions so that such holder is responsible for the portion represented by the percentage that the public offering price of its Registrable Shares offered by the Registration Statement bears to the public offering price of all securities offered by such Registration Statement, and the Company is responsible for the remaining portion; provided, however, that, in any such case, (A) no such holder will be required to contribute any amount in excess of the proceeds to it of all Registrable Shares sold by it pursuant to such Registration Statement, and (B) no person or entity guilty of fraudulent misrepresentation, within the meaning of Section 11(f) of the Securities Act, shall be entitled to contribution from any person or entity who is not guilty of such fraudulent misrepresentation.

         7. Indemnification with Respect to Underwritten Offering. In the event that Registrable Shares are sold pursuant to a Registration Statement in an underwritten offering pursuant to Section 2, the Company agrees to enter into an underwriting agreement containing customary representations and warranties with respect to the business and operations of an issuer of the securities being registered and customary covenants and agreements to be performed by such issuer, including without limitation customary provisions with respect to indemnification by the Company of the underwriters of such offering.

         8. Information by Holder. Each Stockholder including Registrable Shares in any registration shall furnish to the Company such information regarding such Stockholder and the distribution proposed by such Stockholder as the Company may reasonably request in writing and as shall be required in connection with any registration, qualification or compliance referred to in this Agreement.

         9. "Stand-Off" Agreement. Each Stockholder, if requested by the Company and the managing underwriter of an offering by the Company of Common Stock or other securities of the Company pursuant to a Registration Statement, shall agree not to sell publicly or otherwise transfer or dispose of any Registrable Shares or other securities of the Company held by such Stockholder for a specified period of time (not to exceed 180 days) following the effective date of such Registration Statement; provided, that:

                  (a) such agreement shall only apply to the first Registration Statement covering Common Stock to be sold on its behalf to the public in an underwritten offering; and

                  (b) all officers and directors of the Company enter into similar agreements.

         10. Rule 144 Requirements. After the earliest of (i) the closing of the sale of securities of the Company pursuant to a Registration Statement,
(ii) the registration by the Company of a class of securities under Section 12 of the Exchange Act, or (iii) the issuance by the Company of an offering circular pursuant to Regulation A under the Securities Act, the Company agrees to:

                  (a) comply with the requirements of Rule 144(c) under the Securities Act with respect to current public information about the Company;

                  (b) use its best efforts to file with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements); and

                  (c) furnish to any holder of Registrable Shares upon request
(i) a written statement by the Company as to its compliance with the requirements of said Rule 144(c), and the reporting requirements of the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements), (ii) a copy of the most recent annual or quarterly report of the Company, and (iii) such other reports and documents of the Company as such holder may reasonably request to avail itself of any similar rule or regulation of the Commission allowing it to sell any such securities without registration.

         11. Termination. All of the Company's obligations to register Registrable Shares under this Agreement shall terminate on the tenth anniversary of this Agreement.

         12. Transfers of Rights. This Agreement, and the rights and obligations of each Purchaser hereunder, may be assigned by such Purchaser to any person or entity to which Shares are transferred by such Purchaser, and such transferee shall be deemed a "Purchaser" for purposes of this Agreement; provided that the transferee provides written notice of such assignment to the Company.

         13. General.

                  (a) Notices. All notices, requests, consents, and other communications under this Agreement shall be in writing and shall be delivered by hand or mailed by first class certified or registered mail, return receipt requested, postage prepaid:

         If to the Company, at Art Technology Group, Inc., 101 Huntington Avenue, 22nd Floor, Boston, Massachusetts 02199, Attention: President, or at such other address or addresses as may have been furnished in writing by the Company to the Purchasers, with a copy to Hale and Dorr LLP, 60 State Street, Boston, Massachusetts 02109, Attention David A. Westenberg, Esq.; or

         If to a Stockholder, at his or its address set forth on Exhibit A, or at such other address or addresses as may have been furnished to the Company in writing by such Purchaser, with a copy to Walter Reed, Esq., Edwards & Angell, 2700 Hospital Trust Tower, Providence, Rhode Island 02903-2499.

         Notices provided in accordance with this Section 13(a) shall be deemed delivered upon personal delivery or two business days after deposit in the mail.

                  (b) Entire Agreement. This Agreement embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter, including that Registration Rights Agreement dated November 12, 1997 among the Company and certain Purchasers, which is hereby terminated.

                  (c) Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), with the written consent of the Company and the holders of at least a majority of the Registrable Shares; provided, that this Agreement may be amended with the consent of the holders of less than all Registrable Shares only in a manner which affects all Registrable Shares in the same fashion. No waivers of or exceptions to any term, condition or provision of this Agreement, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, condition or provision. Exhibit A to this Agreement may be amended by the Company, without the consent of the other parties, only to reflect the addition of Purchasers of Shares under the Purchase Agreements.

                  (d) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall be one and the same document.

                  (e) Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

                  (f) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts.

Executed as of the date first written above.


                                       COMPANY:

                                       ART TECHNOLOGY GROUP, INC.


                                       By:
                                          ------------------------------
                                           Mahendrajeet Singh, President




     [Signature Page to Amended and Restated Registration Rights Agreement]

                          COUNTERPART SIGNATURE PAGE TO

               AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT

                                       OF

                           ART TECHNOLOGY GROUP, INC.

                                December 8, 1997



PURCHASER:
                           ---------------------------



By:
Name/Title:
                           ---------------------------

Address:
                           ---------------------------

                           ---------------------------

                           ---------------------------

                                    Exhibit A

                        List of Purchasers and Addresses


Mr. Trygve E. Myhren                          Mr. Bradley Lubin
355 Clayton Street                            130 West 79th Street, Apt. 12F
Denver, CO 80206                              New York, NY  10024

The Hamblett Long Range Partnership           Ms. Jon P. Goodman
c/o Mr. Steve Hamblett                        4907 Roma Court
Chairman, CEO, & Publisher                    Marina Del Ray, CA  90292
The Providence Journal Company
75 Fountain Street                            Mr. Scott A. Jones
Providence, RI  02902                         1150 West 116th St.
                                              Carmel, IN 46032

Osprey Venture Capital Limited Partnership
Mr. Patrick Wilmerding
Private Signals
79 Milk Street, Suite 709
Boston, MA  02109

Henry P. Becton Jr. Trust
Mr. Henry P. Becton, Jr., Trustee
President & General Manager
WGBH
125 Western Avenue
Alston, MA

The Clifford Family Limited Partnership
c/o Pat McCarthy
35 Hobbs Avenue
Warwick, RI  02889

Wyndcrest ATG Holdings Ltd.
John Textor & Jeff Kukes
Phillips Point - West Tower
777 South Flagler Drive
West Palm Beach, FL  33401

Mr. Thomas N. Matlack              Federal Express To:  c/o Ariel Technology
362 Commonwealth Avenue            45 Newbury Street, Suite 209
Boston, MA  02115                  Boston, MA  02116

Hasanain Panju
Cinar Films Inc.
1055 Blvd. Rene-Levesque East
Suite 800
Montreal, Quebec
H2L 4S5 CANADA

Michael Margolis
Bear Sterns
245 Park Ave.
New York, NY 10167

Pratap Talwar
Thompson Design Group
368 Congress
Boston, MA 02210

Jane Thompson
Thompson Design Group
368 Congress
Boston, MA 02210